10SION HOLDINGS INC

December 4, 2018
By email to
jclayton@okrigfab.com

Jason Clayton, President
Six Six Five Energy, Inc.
8009 S. I-35 Service Rd.
Oklahoma City, OK 73149

Re: Letter of intent to acquire Fluid End Sales, Inc.

Dear Mr. Clayton:

By letter of intent dated August 16, 3018 and accepted by Six Six Five Oilfield Services, Inc. (formerly, Sixty Six Oilfield Services, Inc.}, we agreed to an acquisition by 10sion Holdings of Six Six Five's wholly owned subsidiary, Fluid End Sales, Inc. and a separate but related acquisition by 10sion Holdings of Six Six Five's preferred stock from you, Jimmy Joslin and James Frazier. As a result of those transactions, you, Mr. Joslin and Mr. Frazier were to assume management of 10sion Holdings. A condition to the acquisition was that 10sion would become a publicly traded company in a registered offering of its common stock to raise the funding required to facilitate the purchase of certain oil drilling rigs for whom 10sion Holdings understood Fluid End Sales had both a seller and a buyer in place for the first six rigs.

We have been advised by the SEC that an audit of both Fluid and Sales and of Six Six Five will be required to pursue the registration of 10sion Holding's shares. Furthermore, 10sion Holdings now understands that although Fluid End Sales may indeed have a seller of the rigs, it is unable or unwilling to confirm that it has a buyer or that the buyer could close in a timely manner. Having both a seller and a buyer for the rigs and the ability to close the transaction in a time manner is an implicit and explicit component of the transactions supporting the proposed offering of 10sion Holdings' stock, without which there is no point in 10sion Holdings acquiring either Fluid End Sales or the preferred stock of Six Six Five.

This letter will serve as written confirmation of our mutual, 10sion Holdings and Six Six Five, termination of the letter of intent dated August 16, 2018 in its entirely. Each party to the letter of intent hereby acknowledges release of all other parties to all obligations and liabilities under or as may arise from and in connection with the letter of intent.

Please countersign a copy of this termination letter and return a scanned copy of it to me by email.

Very truly yours,

Kenneth D. Bland
Chief Executive Officer

10SION HOLDINGS INC

____
Jason Clayton, President

Agreed and accepted, December 4, 2018
Six Six Five Energy, Inc.

10SION HOLDINGS INC

Jason Clayton, President

November___ , 2018